As filed with the Securities and Exchange Commission on
September 28, 2009

File No.  811-21066

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2
(Check appropriate box or boxes)

[X]           REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]                                                                    Post-effective Amendment No. 10

Torrey U.S. Strategy Partners, LLC
(Exact Name of Registrant as Specified in Charter)

149 Fifth Avenue, 15th Floor, New York, New York 10010
(Address of Principal Executive Offices)

(212) 644-7800
(Registrant's Telephone Number)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
(Name and Address of Agent for Service)

Copies of Communications to:
Patricia A. Poglinco
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

EXPLANATORY NOTE

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act").  Interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), and will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.  Investments in Registrant may only be made by individuals or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act and "qualified clients" within the meaning of Rule 205-3 under the Investment Advisers Act of 1940, as amended, or "qualified purchasers" within the meaning of Section 2(a)(51)(A) of the 1940 Act.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, interests in Registrant.

Information included in the Private Placement Memoranda for Torrey U.S. Strategy Partners, LLC and Torrey International Strategy Partners, LLC (the "Private Placement Memoranda") contained in Post-effective Amendment No. 5 to the Registration Statement, filed July 23, 2007, as well as the information included in the Supplements to the Private Placement Memoranda contained in the Post-effective Amendments Nos. 6-9 to the Registration Statement, filed thereafter, is incorporated herein by reference, except that certain disclosure in the Private Placement Memoranda is replaced and/or supplemented, as the case may be, with the following set forth below in the Supplement to the Private Placement Memoranda.

Supplement dated September 28, 2009 to the

Private Placement Memoranda dated July 2007

of

TORREY U.S. STRATEGY PARTNERS, LLC
and
TORREY INTERNATIONAL STRATEGY PARTNERS, LLC
(Delaware Limited Liability Companies)

Investment Adviser:	Administrator:

Torrey Associates, LLC	ALPS Price Meadows Incorporated
149 Fifth Avenue	11747 NE First Street, Suite 202
15th Floor	Bellevue, Washington 98005
New York, New York 10010	United States of America
United States of America

THIS SUPPLEMENT ("SUPPLEMENT") IS BEING FILED IN CONNECTION WITH THE THREE PRIVATE PLACEMENT MEMORANDA, DATED JULY 2007 ("MEMORANDA"), FOR LIMITED LIABILITY COMPANY UNITS ("UNITS") OF TORREY U.S. STRATEGY PARTNERS, LLC AND TORREY INTERNATIONAL STRATEGY PARTNERS, LLC, EACH A DELAWARE LIMITED LIABILITY COMPANY (EACH A "FUND" AND COLLECTIVELY THE "FUNDS").  THE MEMORANDA ARE IDENTICAL EXCEPT FOR THE IDENTITY AND CERTAIN DESCRIPTIVE INFORMATION REGARDING THE PLACEMENT AGENT.

THIS SUPPLEMENT CONTAINS THE SUBSTANTIVE REVISIONS AND CLARIFICATIONS THAT HAVE BEEN MADE TO CERTAIN OF THE PROVISIONS SET FORTH IN THE MEMORANDA.  THIS SUPPLEMENT PROVIDES NEW AND ADDITIONAL INFORMATION BEYOND THAT WHICH IS CONTAINED IN THE MEMORANDA, AND SHOULD BE READ IN CONJUNCTION WITH SUCH MEMORANDA.  TO THE EXTENT THAT ANY OF THE TERMS CONTAINED IN THE MEMORANDA ARE INCONSISTENT WITH THE TERMS CONTAINED IN THIS SUPPLEMENT, THE PROVISIONS OF THIS SUPPLEMENT SHALL CONTROL.  UNLESS OTHERWISE DESCRIBED IN THIS SUPPLEMENT, ALL OTHER TERMS AND CONDITIONS RELATING TO THE FUNDS’ OFFERING OF UNITS REMAIN THE SAME.

ALL CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE MEMORANDA.

Effective September 21, 2009, any and all references to the address of Torrey Associates, LLC, the Funds, James A. Torrey and James R. O'Connor shall be replaced with the following address: 149 Fifth Avenue, 15th Floor, New York, NY 10010.

*           *           *

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 10 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 28th day of September, 2009.

Torrey U.S. Strategy Partners, LLC

By:	/s/ James A. Torrey James A. Torrey Chief Executive Officer

SK 80350 0024 1032878